Exhibit 99

For Immediate Release
January 22, 2004

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Portec Rail Products, Inc. Announces Pricing Of Its Initial Public Offering

Pittsburgh, PA (01/22/04) --- Portec Rail Products, Inc. (Nasdaq: PRPX) today announced the pricing of its underwritten initial public offering of 2,000,000 shares of its common stock at a price to the public of $10.00 per share. The Company expects to receive net proceeds of approximately $17.3 million from the sale of its shares after deducting underwriting fees and other expenses. The $10.00 per share offering price represents a change from the previously estimated price range of between $11.00 and $13.00 per share. The net proceeds will be used to repay approximately $7.5 million of indebtedness, with the balance being used for general corporate purposes, which may include future acquisitions and product line expansion. Ferris, Baker Watts, Incorporated, of Baltimore, Maryland, acted as sole underwriter on the offering.

“The additional capital will position us to pursue our overall growth objectives, which may include acquisitions of companies that will provide us with greater market share in our existing product lines or by acquiring companies with complimentary product lines,” said John S. Cooper, President and Chief Executive Officer. “The additional capital will also allow us to advance our technology and market position worldwide for our friction management and other products.”

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products and systems and load securement devices. The Company’s largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.’s web site address is www.portecrail.com.

Portec Rail Products, Inc.’s common stock is expected to begin trading on Friday, January 23, 2004 on the Nasdaq National Market under the symbol “PRPX”.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.